Exhibit 99.1
Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FISCAL 2015 RESULTS;
RECORD 70% FY GROSS MARGIN, 28NM FY SALES REACH $580M

SAN JOSE, CA, April 22, 2015-- Xilinx, Inc. (Nasdaq: XLNX) today announced fiscal 2015 sales of $2.38 billion, flat with the prior fiscal year. Fiscal 2015 net income increased 3% to $648 million, or $2.35 per diluted share, versus fiscal 2014 net income of $630 million or $2.19 per diluted share.
Fourth quarter fiscal 2015 sales were $567 million, down 4% sequentially and down 8% from the fourth quarter of the prior fiscal year. Fourth quarter fiscal 2015 net income was $135 million, or $0.50 per diluted share, including a $24 million restructuring charge, or $0.08 per diluted share.
Additional fourth quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q4 FY 2015	Q3 FY 2015	Q4 FY 2014	Q-T-Q	Y-T-Y
Net revenues	$567	$594	$618	-4%	-8%
Operating income	$159	$190	$190	-17%	-16%
Net income	$135	$168	$156	-20%	-14%
Diluted earnings per share	$0.50	$0.62	$0.53	-19%	-6%

“Sales from the 28nm product family increased significantly with broad-based growth in all end markets and all products,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Additionally, the Company reported a record gross margin for the fiscal year of 70%. This is up from 69% in the prior fiscal year and is a testament to the continued focus and rigor we have placed on improving our overall profitability.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q4 FY 2015	Q3 FY 2015	Q4 FY 2014	Q-T-Q	Y-T-Y
North America	32%	34%	27%	-8%	10%
Asia Pacific	37%	39%	43%	-8%	-20%
Europe	21%	17%	21%	12%	-9%
Japan	10%	10%	9%	-5%	-5%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q4 FY 2015	Q3 FY 2015	Q4 FY 2014	Q-T-Q	Y-T-Y
Communications & Data Center	39%	41%	49%	-7%	-26%
Industrial, Aerospace & Defense	42%	43%	34%	-7%	13%
Broadcast, Consumer & Automotive	17%	14%	15%	12%	6%
Other	2%	2%	2%	-12%	-31%

Net Revenues by Product:

	Percentages			Growth Rates
	Q4 FY 2015	Q3 FY 2015	Q4 FY 2014	Q-T-Q	Y-T-Y
New	49%	43%	42%	8%	5%
Mainstream	29%	29%	34%	-6%	-22%
Base	19%	25%	21%	-25%	-14%
Support	3%	3%	3%	4%	-6%

Products are classified as follows:

New products: Virtex® and Kintex™ Ultrascale, Virtex‐7, Kintex‐7, Artix™-7, Zynq™-7000, Virtex‐6, Spartan™‐6 products
Mainstream products: Virtex‐5, Spartan‐3 and CoolRunner™‐II products
Base products: Virtex‐4, Virtex‐II, Virtex‐E, Virtex, Spartan-II, Spartan, CoolRunner and XC9500 products
Support products: Configuration solutions, HardWire, Software & Support/Services

Key Statistics:
(Dollars in millions)

	Q4 FY 2015	Q3 FY 2015	Q4 FY 2014
Annual Return on Equity (%)*	24	25	22

Operating Cash Flow	$166	$291	$189

Depreciation Expense	$14	$14	$14

Capital Expenditures	$6	$6	$14

Combined Inventory Days	136	134	115

Revenue Turns (%)	51	44	54

*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights - Fiscal 2015

•
During fiscal year 2015, sales from Xilinx’s 28nm product portfolio, which includes the 7 series FPGAs and the Zynq-7000 families, represented more than $580 million. This was up from approximately $380 million in the prior fiscal year. Material contributions from all end markets and all products drove the significant sales increase.

•
The Company continued to drive gross margin improvement, achieving a record 70% gross margin in fiscal year 2015, up from 69% in the prior fiscal year. This improvement reflects the Company’s continued discipline and focus on driving gross margin expansion across our product portfolio.

•
During fiscal 2015, Xilinx paid its shareholders a record $306 million in dividends and repurchased 15.3 million shares for $650 million. Additionally, Xilinx increased its quarterly dividend by $0.02 per share to $0.31 per share, the 10th consecutive year of dividend increases since initiating its first dividend in 2004. Xilinx has returned 100% of operating cash flow to stockholders in the form of dividend and share repurchase over the past ten years.

•
Xilinx, in close partnership with TSMC, began shipping the 20nm Ultrascale family, including the industry’s only 20nm high-end family and the industry’s largest FPGA, which delivers over 4X the capacity of competitive devices. This family scales from 20nm planar through 16nm FinFET technologies and beyond, while also scaling from monolithic through 3D ICs. Additionally, Xilinx remains on track to tape out its first 16nm device with TSMC in the June quarter.

•
Xilinx continued to strengthen its Software Development Environments (SDx™). SDx enables developers with little or no FPGA expertise to use high level programming languages like C, C++ and OpenCL to leverage the power of programmable hardware with industry standard processors on or off chip. Xilinx currently offers three different environments targeting high growth opportunities in areas such as data center, software defined networks and Industrial Internet-of-things.

Business Outlook - June Quarter Fiscal 2016
•Sales are expected to be flat to down 4% sequentially.

•	Gross margin is expected to be 69% to 70%.

•	Operating expenses are expected to be approximately $210 million including $2 million of amortization of acquisition-related intangibles.
•Other income and expenses are expected to be a net expense of approximately $12 million.
•Fully diluted share count is expected to be approximately 266 million.

•	June quarter tax rate is expected to be approximately 13% - 14%.

Conference Call
A conference call will be held today at 2:00 p.m. Pacific Time to discuss the March quarter financial results and management's outlook for the June quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 98457054. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the June quarter of fiscal 2016. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx develops All Programmable technologies and devices, beyond hardware to software, digital to analog, and single to multiple die in 3D ICs.  These industry leading devices are coupled with a next-generation design environment and IP to serve a broad range of customer needs, from programmable logic to programmable systems integration.  For more information, visit www.xilinx.com.

#1530F
Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.
XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended			Twelve Months Ended
	March 28, 2015	December 27, 2014	March 29, 2014	March 28, 2015	March 29, 2014
Net revenues	$566,900	$593,549	$617,823	$2,377,344	$2,382,531
Cost of revenues	170,379	179,638	199,945	708,823	743,253
Gross margin	396,521	413,911	417,878	1,668,521	1,639,278
Operating expenses:
Research and development	131,942	133,455	127,812	525,745	492,447
Selling, general and administrative	79,198	88,076	98,087	353,670	378,607
Amortization of acquisition-related intangibles	2,370	2,371	2,462	9,537	9,887
Litigation and contingencies	—	—	—	—	9,410
Restructuring charge	24,491	—	—	24,491	—
Total operating expenses	238,001	223,902	228,361	913,443	890,351

Operating income	158,520	190,009	189,517	755,078	748,927
Loss on extinguishment of convertible debentures	—	—	9,848	—	9,848
Interest and other income (expense), net	958	(4,007)	(3,819)	(15,002)	(29,553)
Income before income taxes	159,478	186,002	175,850	740,076	709,526
Provision for income taxes	24,855	17,536	19,823	91,860	79,138
Net income	$134,623	$168,466	$156,027	$648,216	$630,388
Net income per common share:
Basic	$0.52	$0.64	$0.58	$2.44	$2.37
Diluted	$0.50	$0.62	$0.53	$2.35	$2.19
Cash dividends per common share	$0.29	$0.29	$0.25	$1.16	$1.00
Shares used in per share calculations:
Basic	260,857	262,881	268,134	265,480	266,431
Diluted	269,514	273,795	294,536	276,123	287,396

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	March 28, 2015	March 29, 2014 *
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,303,061	$2,457,321
Accounts receivable, net	246,615	267,833
Inventories	231,328	233,999
Deferred tax assets and other current assets	154,046	107,994
Total current assets	3,935,050	3,067,147
Net property, plant and equipment	301,038	355,089
Long-term investments	266,902	1,190,775
Other assets	395,075	424,338
Total Assets	$4,898,065	$5,037,349

LIABILITIES , TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$321,082	$369,260
Deferred income on shipments to distributors	66,071	55,099
Current portion of long-term debt	576,053	565,001
Total current liabilities	963,206	989,360
Long-term debt	994,839	993,870
Deferred tax liabilities	289,868	253,433
Other long-term liabilities	14,611	13,005
Temporary equity	23,947	34,999
Stockholders' equity	2,611,594	2,752,682
Total Liabilities, Temporary Equity and Stockholders' Equity	$4,898,065	$5,037,349

* Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended			Twelve Months Ended
	March 28, 2015	December 27, 2014	March 29, 2014	March 28, 2015	March 29, 2014
SELECTED CASH FLOW INFORMATION:
Depreciation	$14,409	$13,711	$13,860	$55,266	$55,464
Amortization	4,092	5,048	4,980	19,648	19,808
Stock-based compensation	19,959	29,054	25,961	99,859	94,314
Net cash provided by operating activities	166,039	290,742	189,375	790,780	804,917
Purchases of property, plant and equipment	5,937	6,139	14,148	29,619	44,865
Payment of dividends to stockholders	75,608	76,172	67,042	306,158	267,343
Repurchases of common stock	174,994	174,997	73,955	651,006	241,076
Proceeds from issuance of common stock
to employees and excess tax benefit	36,316	16,700	111,301	72,323	268,912

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,692	$2,339	$1,974	$8,101	$7,602
Research and development	9,941	14,909	12,723	50,185	46,197
Selling, general and administrative	7,747	11,806	11,264	40,994	40,515
Restructuring	579	—	—	579	—